Filed pursuant to Rule 433

Registration No. 333-227001

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES H

$1,000,000,000

SENIOR FLOATING RATE NOTES, DUE OCTOBER 26, 2023

FINAL TERM SHEET

DATED OCTOBER 21, 2020

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due October 26, 2023 (the “Notes”)

Expected Ratings[1]:	A2 / A / AA (Moody’s, Stable / S&P, Stable / Fitch, Negative)

Principal Amount:	$1,000,000,000

Issue Price:	100.000%

Trade Date:	October 21, 2020

Settlement Date (T+3) [2]:	October 26, 2020

Maturity Date:	October 26, 2023

Minimum Denomination:	$2,000 and multiples of $1,000

Interest Rate:	Base Rate plus 45 bps payable and reset quarterly

Base Rate:	USD Compounded SOFR Index (as defined in the preliminary pricing supplement to which this offering of Notes relates, dated October 21, 2020)

Fees:	0.150%

Interest Payment Dates:	Quarterly on the 26th of each January, April, July, and October, beginning January 26, 2021

Payment Convention:	Modified following business day convention, adjusted

Interest Payment Determination Date:	The date two U.S. Government Securities Business Days before each Interest Payment Date.

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Interest Period:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, October 26, 2020) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).

Observation Period:	In respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period.

Business Days:	Any weekday that is a U.S. Government Securities Business Day and is not a legal holiday in New York or Toronto and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed.

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count Fraction:	Actual / 360

Listing:	None

Optional Redemption:	None

Canadian Bail-in Powers Acknowledgment:	The Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	78015K7K4 / US78015K7K46

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Citigroup Global Markets, Inc. Goldman Sachs Co. LLC

Co-Managers:

Rabo Securities USA, Inc.

Standard Chartered Bank

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Comerica Securities, Inc.

Commonwealth Bank of Australia

DBS Bank Ltd.

Desjardins Securities Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Keybanc Capital Markets, Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Regions Securities LLC

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

Westpac Capital Markets, LLC

Academy Securities, Inc.

R. Seelaus & Co., LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement, a prospectus and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the preliminary pricing supplement, the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, Citigroup Global Markets Inc. toll free at 1-800-831-9146, or Goldman Sachs & Co. LLC toll free at 1-866-471-2526.